Putnam Investors Fund, January 31, 2016, semiannual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	21,559
Class B	   310
Class C	   538
Class M	   229

72DD2 (000s omitted)

Class R	    31
Class R5     0
Class R6   331
Class Y	 4,041

73A1

Class A	 0.310
Class B	 0.153
Class C	 0.192
Class M	 0.210

73A2

Class R	 0.212
Class R5 0.376
Class R6 0.398
Class Y	 0.378

74U1	(000s omitted)

Class A	68,823
Class B	 1,979
Class C	 2,905
Class M	 1,100

74U2	(000s omitted)

Class R	   143
Class R5     1
Class R6   837
Class Y	10,784

74V1

Class A	 19.71
Class B	 17.69
Class C	 18.60
Class M	 18.56

74V2

Class R	 19.42
Class R5 20.09
Class R6 20.06
Class Y	 19.98


61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.